UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 27, 2012

TMX FINANCE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-172244	20-1106313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Bull Street, Suite 200

Savannah, Georgia 31401

(Address of principal executive offices)

(912) 525-2675

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 27, 2012, TMX Finance LLC (the “Company”) and TitleMax Finance Corporation (together, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Borrowers, the lenders from time to time parties thereto,  and Wells Fargo Bank, N.A., as administrative agent and collateral agent.

The Credit Agreement provides the Borrowers with a senior secured revolving credit facility (the “Revolving Credit Facility”) of up to $25 million.  The Revolving Credit Facility matures on June 15, 2015.  Subject to certain exceptions, the obligations under the Revolving Credit Facility are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by each of the Borrowers’ existing and future domestic subsidiaries.  The Revolving Credit Facility and the guarantees will rank senior in right of payment to all of the Borrowers’ and the guarantors’ existing and future subordinated indebtedness and equal in right of payment with all of the Borrowers’ and the guarantors’ existing and future senior indebtedness, including the Borrower’s 13.25% senior secured notes that mature July 15, 2015 (the “Notes”).  The Revolving Credit Facility and the guarantees are secured by substantially all of the Borrowers’ and the guarantors’ assets, subject to certain limitations (the “Collateral”).  In the event of an enforcement action against the Collateral, pursuant to the terms of an Intercreditor Agreement in the form contemplated by the indenture governing the Notes, the collateral agent for the Revolving Credit Facility and the collateral agent for the Notes have agreed to share ratably in any proceeds of such Collateral.  Any borrowings under the Revolving Credit Facility bear annual interest at LIBOR plus 8.5%, with a LIBOR floor of 1.5%.

The Credit Agreement contains customary affirmative covenants including, but not limited to, covenants regarding reporting requirements, payment of taxes and other obligations, and compliance with applicable laws and regulations.  The Credit Agreement also contains a financial covenant that requires the maintenance of a minimum 2.0:1 fixed charge coverage ratio.  Further, the Credit Agreement contains customary negative covenants limiting the ability of the Borrowers or any subsidiary guarantors to, among other things, grant certain liens, incur indebtedness, effect certain fundamental changes, dispose of assets, make dividend and other restricted payments, prepay other indebtedness and enter into certain transactions with affiliates. Many of these covenants are subject to specified exceptions.

The Credit Agreement provides for events of default including, but not limited to, non-payment of principal, interest or fees, violation of certain covenants, failure to pay material judgments, and bankruptcy and insolvency events.  An event of default could cause all amounts outstanding under the Revolving Credit Facility to become immediately due and payable.

The proceeds under the Revolving Credit Facility will be used by the Company for working capital and general corporate purposes.

The foregoing description of the Revolving Credit Facility is only a summary of, and is qualified by reference to, the Credit Agreement.  A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2012, Patrick J. Venezia notified the Company of his decision to resign as President for personal reasons, effective immediately.  The terms of Mr. Venezia’s employment are set forth in an offer letter dated January 10, 2012 between the Company and Mr. Venezia which is filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and is incorporated herein by reference.  In connection with Mr. Venezia’s resignation, the Company and Mr. Venezia further agreed that (1) the Company will pay Mr. Venezia a separation payment equal to 18 months of his base monthly salary, (2) the Company will pay his bonus for the month of June 2012 and (3) Mr. Venezia will not be obligated to repay any portion of his relocation expenses.

Item 9.01.  Financial Statements and Exhibits.

10.1         Credit Agreement dated June 27, 2012.

10.2         Intercreditor Agreement dated June 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Donald E. Thomas
Donald E. Thomas
Date: July 3, 2012		Chief Financial Officer